Exhibit 1

Notification of dividend / distribution Notification of dividend / distribution 1 / 7 Announcement Summary Entity name WESTPAC BANKING CORPORATION Security on which the Distribution will be paid WBC - ORDINARY FULLY PAID Announcement Type New announcement Date of this announcement 1/11/2021 Distribution Amount AUD 0.60000000 Ex Date 5/11/2021 Record Date 8/11/2021 Payment Date 21/12/2021 DRP election date Tuesday November 9, 2021 17:00:00 Refer to below for full details of the announcement

Notification of dividend / distribution Notification of dividend / distribution 2 / 7 Announcement Details Part 1 - Entity and announcement details 1.1 Name of +Entity WESTPAC BANKING CORPORATION 1.2 Registered Number Type ABN Registration Number 33007457141 1.3 ASX issuer code WBC 1.4 The announcement is 1.5 Date of this announcement 1/11/2021 1.6 ASX +Security Code WBC ASX +Security Description ORDINARY FULLY PAID Part 2A - All dividends/distributions basic details 2A.1 Type of dividend/distribution 2A.2 The Dividend/distribution: relates to a period of six months 2A.3 The dividend/distribution relates to the financial reporting or payment period ending ended/ending (date) 30/9/2021 2A.4 +Record Date 8/11/2021 2A.5 Ex Date 5/11/2021 Ordinary New announcement

Notification of dividend / distribution

2A.6 Payment Date

21/12/2021

2A.7 Are any of the below approvals required for the dividend/distribution before business day 0 of the timetable?

- **Security holder approval**
- **Court approval**
- **Lodgement of court order with +ASIC**
- **ACCC approval**
- **FIRB approval**
- **Another approval/condition external to the entity required before business day 0 of the timetable for the dividend/distribution.**

☑ No

2A.8 Currency in which the dividend/distribution is made ("primary currency")

AUD - Australian Dollar

2A.9 Total dividend/distribution payment amount per +security (in primary currency) for all dividends/distributions notified in this form

AUD 0.60000000

2A.10 Does the entity have arrangements relating to the currency in which the dividend/distribution is paid to securityholders that it wishes to disclose to the market?
☑ Yes

2A.11 Does the entity have a securities plan for dividends/distributions on this +security?
☑ We have a Dividend/Distribution Reinvestment Plan (DRP)

2A.11a If the +entity has a DRP, is the DRP applicable to this dividend/distribution?
☑ Yes

2A.11a(i) DRP Status in respect of this dividend/distribution

Full DRP

2A.12 Does the +entity have tax component information apart from franking?
☑ Yes

Part 2B - Currency Information

2B.1 Does the entity default to payment in certain currencies dependent upon certain attributes such as the banking instruction or registered address of the +securityholder? (For example NZD to residents of New Zealand and/or USD to residents of the U.S.A.).
☑ Yes

2B.2 Please provide a description of your currency arrangements

Details of dividend payment options for Westpac Ordinary Fully Paid Shares are available in Westpac's Investor Centre at https://www.westpac.com.au/about-westpac/investor-centre/dividend-information/dividend-payment/.

2B.2a Other currency/currencies in which the dividend/distribution will be paid:

Notification of dividend / distribution 3 / 7

Notification of dividend / distribution

Currency	Payment currency equivalent amount per security
GBP - Pound Sterling	GBP
NZD - New Zealand Dollar	NZD

2B.2b Please provide the exchange rates used for non-primary currency payments

GBP - Pound Sterling
NZD - New Zealand Dollar

2B.2c If payment currency equivalent and exchange rates not known, date for information to be released

25/11/2021

Estimated or Actual?
☑ Actual

2B.3 Can the securityholder choose to receive a currency different to the currency they would receive under the default arrangements?
☑ No

Part 3A - Ordinary dividend/distribution

3A.1 Is the ordinary dividend/distribution estimated at this time?
☑ No

3A.1a Ordinary dividend/distribution estimated amount per +security

AUD

3A.1b Ordinary Dividend/distribution amount per security

AUD 0.60000000

3A.2 Is the ordinary dividend/distribution franked?
☑ Yes

3A.2a Is the ordinary dividend/distribution fully franked?
☑ Yes

3A.3 Percentage of ordinary dividend/distribution that is franked

100.0000 %

3A.3a Applicable corporate tax rate for franking credit (%)

30.0000 %

3A.4 Ordinary dividend/distribution franked amount per +security

AUD 0.60000000

3A.5 Percentage amount of dividend which is unfranked

0.0000 %

3A.6 Ordinary dividend/distribution unfranked amount per +security excluding conduit foreign income amount

AUD 0.00000000

3A.7 Ordinary dividend/distribution conduit foreign income amount per security

AUD 0.00000000

Notification of dividend / distribution 4 / 7

Notification of dividend / distribution Notification of dividend / distribution 5 / 7 Part 3E - Other - distribution components / tax 3E.1 Please indicate where and when information about tax components can be obtained (you may enter a url). A New Zealand imputation credit of NZD 0.07 per Westpac Ordinary Fully Paid Share will attach to the dividend. 3E.2 Please indicate the following information if applicable. (Refer Annual Investment Income Report specification for further information) Field Name AIIR Specification Reference Value Estimated/Actual Interest 9.79 Unfranked dividends not declared to be conduit foreign income 9.80 Unfranked dividends declared to be conduit foreign income 9.81 Assessable foreign source income 9.91 Tax-free amounts 9.96 Tax-deferred amounts 9.97 Managed investment trust fund payments 9.105 Franked distributions from trusts 9.120 Gross cash distribution 9.121 Interest exempt from withholding 9.122 Capital Gains discount method Non-Taxable Australian property 9.124 Capital gains other Non-Taxable Australian property 9.126 Other income 9.130 Royalties 9.135 NCMI Excluded from NCMI

Notification of dividend / distribution

Part 4A - +Dividend reinvestment plan (DRP)

4A.1 What is the default option if +security holders do not indicate whether they want to participate in the DRP?
☑ Do not participate in DRP (i.e. cash payment)

4A.2 Last date and time for lodgement of election notices to share registry under DRP

Tuesday November 9, 2021 17:00:00

4A.3 DRP discount rate

0.0000 %

4A.4 Period of calculation of reinvestment price

Start Date

11/11/2021

End Date

24/11/2021

4A.5 DRP price calculation methodology

The average of the daily volume weighted average market price per Westpac Ordinary Fully Paid Share sold on the ASX and Chi-X during the 10 trading days commencing 11 November 2021, with no discount applied.

4A.6 DRP Price (including any discount):

AUD

4A.7 DRP +securities +issue date

21/12/2021

4A.8 Will DRP +securities be a new issue?
☑ No

4A.9 Is there a minimum dollar amount or number of +securities required for DRP participation?
☑ No

4A.10 Is there a maximum dollar amount or number of +securities required for DRP participation?
☑ No

4A.11 Are there any other conditions applying to DRP participation?
☑ Yes

4A.11a Conditions for DRP participation

Participation in the DRP is restricted to shareholders who are resident in, and whose address on the register of shareholders is in, Australia or New Zealand.

4A.12 Link to a copy of the DRP plan rules

https://www.westpac.com.au/about-westpac/investor-centre/dividend-information/dividend-reinvestment-plan/

4A.13 Further information about the DRP

Westpac intends to arrange for the purchase of Westpac Ordinary Fully Paid Shares by a third party to satisfy the DRP for the 2021 final ordinary dividend.
For further information on the DRP visit https://www.westpac.com.au/about-westpac/investor-centre/dividend-information/dividend-reinvestment-plan/

Part 5 - Further information

5.1 Please provide any further information applicable to this dividend/distribution

Notification of dividend / distribution 6 / 7

Notification of dividend / distribution Notification of dividend / distribution 7 / 7 5.2 Additional information for inclusion in the Announcement Summary